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[LOGO OF NEXGEN]
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PRESS RELEASE

NexGen Contact:

Anthony S. S. Chan                     Sandra O'Halloran
Chief Financial Officer                Director, Investor Relations
(408) 325-8216                         (408) 325-8046

                NEXGEN(tm) EXPECTS REDUCED REVENUE AND EARNINGS
                       FOR SECOND QUARTER OF FISCAL 1996

--For Immediate Release--

MILPITAS, California, January 12, 1996, /PR NewsWire/ -- NexGen, Inc.,
(Nasdaq: NXGN) today announced, based on a preliminary assessment, that financial results for the second fiscal quarter ended December 31, 1995 will be significantly lower than the first quarter of fiscal year 1996. During the prior quarter ended September 30, 1995, the Company reported sales of $16.6 million and a net loss of $20.5 million, or $0.62 per share. For the fiscal second quarter, NexGen expects sales to be between $2 million to $4 million. The net loss will also be increased by a substantial write-down in the second fiscal quarter in the value of the Company's Nx586(r) based inventory, currently carried at approximately $25 million. NexGen estimates the net loss, prior to any adjustment for the inventory write-down, will be between $25 million and $30 million.

The Company believes that its sales shortfall is attributable in large part to customers' deferral of purchasing decisions after the announcement of NexGen's proposed merger with Advanced Micro Devices, Inc. ("AMD"). In addition, the pricing pressures experienced in the September quarter continued in the December quarter for the Company's P90 and P100 products.

On October 20, 1995, Advanced Micro Devices (AMD) and NexGen announced that both companies had signed a definitive agreement under which AMD will acquire NexGen in an all-stock merger transaction subject to shareholder approval. The shareholder meeting will take place for both companies on Tuesday, January 16, 1996. Assuming shareholder approval, the merger is expected to close shortly thereafter.

Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the final determination of inventory reserves based on the outlook at the end of each quarter for the products in inventory and on manufacturing lines, competitive pressures, including anticipated decreases in average selling prices of













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NexGen's products and the effects of price protection granted to customers, availability and cost competitiveness of products from NexGen's suppliers, timing of significant orders, and the risk factors set forth in NexGen's and AMD's Joint Proxy Statement/Prospectus relating to the proposed merger.

NexGen, Inc. develops and utilizes industry-leading processor technologies to deliver high performance x86 processors to mainstream PC users. NexGen, with headquarters in Milpitas, California, currently holds many patents for its leading-edge x86 processor technology. For product information, call 1-800-8NEXGEN (1-800-863-9436) or 408-435-0202, or you can reach us on the Web at http://www.nexgen.com.

Nx586 is a registered trademark of NexGen, Inc. NexGen is a trademark of NexGen, Inc. All other product names used in this press release are for identification purposes only and may be trademarks of their respective companies.